EXHIBIT 99.2
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JULY 13, 2001


  PPL MONTANA ASKS JUDGE TO LIFT TEMPORARY RESTRAINING ORDER; ASKS STATE COURT
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                    FOR DAMAGE JUDGMENT AGAINST ENERGY WEST
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PPL Montana filed actions in both federal and state court today, related to what it called a breach of contract terms by Energy West Resources, Inc., a Great Falls-based energy aggregator.

Saying that a temporary restraining order issued last week is not necessary to protect electricity customers in the state, PPL Montana asked Federal District Judge Donald Molloy to lift the temporary order and refrain from issuing a preliminary injunction.

In the state court action, PPL Montana is seeking a judgment that Energy West violated the terms of its contract with PPL and should pay PPL all damages resulting from Energy West's conduct. PPL estimates damages of at least $7.5 million.

PPL Montana said Energy West misled Judge Molloy into thinking that customers would lose electricity supply if PPL were to terminate the Energy West agreement.

"Energy West inaccurately claimed that our attempts to terminate our supply contract with them would result in an interruption of electricity service to customers," said Robert J. Grey, PPL senior vice president and general counsel. "This simply is not the case."

Grey explained that a termination of the contract between PPL Montana and Energy West would not leave electricity customers without power because Energy West could get another wholesale supplier and customers could get alternate retail suppliers. He added that any termination effort by PPL also would have to be approved by the Federal Energy Regulatory Commission, a process that would take at least a period of weeks.

"It is unfortunate that the recent court actions in this matter have clouded the central fact: Energy West deliberately undertook actions that enabled it to reap millions of dollars of profit in wholesale electricity markets - profits to which they were not entitled," Grey said.

Through repeated "overscheduling" - misrepresentation of the amount of electricity needed to serve customers - over the first six months of its contract with PPL Montana, Energy West wrongfully gained more than $7.5 million by reselling PPL-supplied electricity, Grey said.

"Energy West, on a daily basis, told PPL that it needed an average of about 38 percent more electricity than it actually needed to serve customers - a clear violation of our contract," Grey said.

Under the terms of the contract signed in March 2000, PPL Montana agreed to supply sufficient electricity to meet the needs of retail customers that have contracted with Energy West, up to a maximum of 75 megawatts per hour. PPL Montana sold the electricity to Energy West at prices substantially below prevailing market prices in the region.

"The low purchase price from PPL Montana meant that Energy West profited enormously by improperly ordering more power from PPL on a daily basis than it needed to serve customers and then selling that excess in the wholesale markets," Grey said.


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Grey said PPL Montana has made repeated attempts to negotiate a settlement with
Energy West, but those efforts have proven unproductive.

In the federal filing, PPL also points out that Energy West inappropriately sought a restraining order and preliminary injunction in federal court. Because both entities (PPL Montana and Energy West) are Montana-based companies, any action should have been filed in state court.

Judge Molloy issued a temporary restraining order July 6 prohibiting PPL Montana from seeking to terminate its contract with Energy West. The judge has scheduled a hearing on the case for July 19.

PPL Montana operates the Colstrip and Corette generating plants and 11 hydroelectric facilities within the state.